Exhibit 99.1

TICC ANNOUNCES PRELIMINARY RESULTS OF SPECIAL MEETING

A Majority of Shares Present at the Meeting Voted in Favor of the Advisory Agreement, but the
Agreement Did Not Achieve Threshold Required by the Investment Company Act of 1940

GREENWICH, CT – December 22, 2015 – TICC Capital Corp. (NASDAQ: TICC) (“TICC” or the “Company”) today announced that at the special meeting of the Company’s stockholders held on December 22, 2015, the proposal to approve a new investment advisory agreement between the Company and TICC Management, LLC (the “Adviser”), to take effect upon a proposed change of control of the Adviser, did not receive the requisite approval from the Company’s stockholders. A majority of shares present at the meeting voted in favor of the investment advisory agreement. However, under the Investment Company Act of 1940, the agreement was required to be approved by either (i) a majority of the Company’s outstanding shares of common stock or (ii) 67% or more of the shares of Company’s common stock present at the meeting if 50% or more of the Company’s outstanding shares of common stock are present at the meeting. As a result, the change of control of the Adviser will not occur, and the Company will continue to be managed under the existing investment advisory agreement with the Adviser.

“Although the proposed transaction was not approved, we were pleased to achieve support from over 50% of shares present at the meeting and are grateful for the feedback we have received from shareholders and others throughout this process,” said Jonathan Cohen, Chief Executive Officer of TICC. Mr. Cohen continued “We look forward to continuing to execute on our strategy of rotating out of lower-yielding, more liquid corporate loans, into higher-yielding, middle market loans, repurchasing shares, lowering leverage and continuing our ongoing dialogue with our stockholders.”

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Forward Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain risks, assumptions, uncertainties and other factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These include: the inability to obtain, or delays in obtaining, the benefits contemplated by TICC’s investment strategy; potential adverse reactions or changes to business or employee relationships; unexpected costs, charges or expenses resulting from the special meeting of TICC stockholders; additional litigation relating to the special meeting; the outcome of pending and threatened litigation; any changes in general economic and/or industry specific conditions; competition from current and new competitors; and other risks, assumptions, uncertainties and factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by applicable law.

Contact:

Bruce Rubin

203-983-5280